Exhibit A

Operating Expense Limits

As of February 26, 2018

Fund	Class	Operating Expense Limit	Term
Rational Strategic Allocation Fund	Class A Class C Institutional Class T	0.70% 1.45% 0.45% 0.70%	April 30, 2019
Rational Dividend Capture Fund	Class A Class C Institutional Class T	1.25% 1.75% 1.00% 1.25%	April 30, 2019
Rational Risk Managed Emerging Markets	Class A Class C Institutional Class T	1.50% 2.25% 1.25% 1.50%	April 30, 2019
Rational Hedged Return Fund	Class A Class C Institutional Class T	2.24% 2.99% 1.99% 2.24%	April 30, 2019
Rational Dynamic Brands Fund	Class A Class C Institutional Class T	1.25% 1.75% 1.00% 1.25%	April 30, 2019
Rational Iron Horse Fund	Class A Class C Institutional Class T	1.95% 2.70% 1.70% 1.95%	April 30, 2019
Rational/ReSolve Adaptive Asset Allocation Fund	Class A Class C Institutional Class T	2.22% 2.97% 1.97% 2.22%	April 30, 2019
Rational Select Asset Fund	Class A Class C Institutional Class T	1.65% 2.40% 1.40% 1.65%	April 30, 2019
Rational Income Opportunities Fund	Class A Class C Institutional Class T	2.00% 2.75% 1.75% 2.00%	April 30, 2019

Rational NuWave Enhanced Market Opportunity Fund	Class A Class C Institutional Class T	2.24% 2.99% 1.99% 2.24%	April 30, 2019
Rational Dividend Capture VA Fund	N/A	1.25%	April 30, 2019
Rational Insider Buying VA Fund	N/A	1.25%	April 30, 2019
Rational Dynamic Momentum VA Fund	Class A Institutional	1.74% 1.24%	April 30, 2019
Rational Distributed Ledger Technology Fund	Class A Class C Institutional Class T	1.75% 2.50% 1.50% 1.75%	April 30, 2020

Mutual Fund and Variable Insurance Trust

By: /s/ Stephen P. Lachenauer

Print Name: Stephen P. Lachenauer

Title: Trustee

Rational Advisors, Inc.

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: President